Exhibit 10.1

SEVENTH AMENDMENT TO LEASE

(Extension of Lease Term and Modification of Lease)

THIS SEVENTH AMENDMENT TO Lease (“Amendment”) is executed as of the 5th day of June, 2018, between NIMBUS CENTER LLC, a Delaware limited liability company (“Landlord”) and FORMFACTOR BEAVERTON, INC., an Oregon corporation (“Tenant”).

RECITALS

A. Landlord (as successor-in -interest to OR-Nimbus Corporate Center, L.L.C., as successor in interest to Spieker Properties, L.P., a California limited partnership) and Tenant (formerly known as Cascade Microtech, Inc.) are parties to that certain lease dated as of April 2, 1999 (the “Original Lease”), as amended by First Amendment dated as of January 10, 2007 (the “First Amendment”), Second Amendment to Lease dated as of February 25, 2013 (the “Second Amendment”), Third Amendment to Lease dated as of January 23, 2014 (the “Third Amendment”), Fourth Amendment to Lease dated as of March 31, 2014 (the “Fourth Amendment”), Fifth Amendment to Lease dated as of September 24, 2014 (the “Fifth Amendment”) and Sixth Amendment to Lease dated as of July 8, 2015 (the “Sixth Amendment”) (the Original Lease, as amended by such amendments, being referred to hereinafter as the “Lease”) pursuant to which Tenant presently leases from Landlord the following premises:

i.	58,817 rentable square feet of space (the “Building 6 Premises”) comprising all of the rentable area of the building located at 9100 SW Gemini Drive, Beaverton, Oregon, and commonly known as Nimbus Building 6 (“Building 6”),

ii.	17,293 rentable square feet of space (the “Building 3 Premises”) in the building located at 9500 SW Gemini Drive, Beaverton, Oregon, and commonly known as Nimbus Building 3 (“Building 3”) (which Building 3 Premises is comprised of 12,173 RSF in Suite 9500 and 5,120 RSF in Suite 100A),

iii.	14,348 rentable square feet of space (the “Building 9 Premises”) in the building located at 9203 SW Gemini Drive, Beaverton, Oregon, and commonly known as Nimbus Building 9 (“Building 9”) (which Building 9 Premises is comprised of 1,602 RSF in Suite 9203B, 3,634 RSF is Suite 9205, 6,799 RSF in Suite 9215 and 2,313 RSF in Suite 9225), and

iv.	8,488 rentable square feet of space (the “Building 8 Premises”) in the building located at 9000 SW Gemini Drive, Beaverton, Oregon, and commonly known as Nimbus Building 8 (“Building 8”) (which Building 8 Premises is comprised of Suites 9090 and Suite 9040).

The Building 6 Premises, the Building 3 Premises, the Building 9 Premises and the Building 8 Premises are referred to herein collectively as the “Premises” and constitute all of the space covered by the Lease as of the date of this Amendment. Building 6, Building 3, Building 9 and Building 8 are sometimes referred to individually in this Amendment as a “Building.” The parties agree that, for all purposes of the Lease, the total rentable square footage of the Lease is deemed to be 98,946 rentable square feet of space. All capitalized terms not otherwise defined herein shall have the meaning given them in the Lease. The present expiration date of the Lease as to the Building 6 Premises and the Building 9 Premises is December 31, 2019, the present expiration date of the Lease as to the Building 3 Premises is March 31, 2020, and the present expiration date of the Lease as to the Building 8 Premises is September 30, 2020.

B. Landlord and Tenant presently desire to amend the Lease to (i) extend the expiration date of the Lease, as to the entire Premises, through and including December 31, 2027, (ii) modify the rent for the entire Premises effective as of October 1, 2018, (iii) provide Tenant with a construction allowance to be used by Tenant for renovations to be performed by Tenant in the Premises, (iv) grant Tenant an option to lease expansion space in either Building 3 or 9, provided such space can be made available, (v) grant Tenant the right to terminate this Amendment if Tenant elects to lease such expansion space but Landlord does not commit to provide the expansion space within the required delivery period, (vi) grant Tenant two

(2) consecutive renewal options of five (5) years each, (vii) grant Tenant an ongoing right of first offer for available space in Building 8 and Building 3, and (viii) document certain other modifications to the Lease agreed to by Landlord and Tenant, all as more fully provided below.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1. New Term. The term of the Lease, as to the entire Premises (i.e., 98,946 RSF) is hereby extended through and including December 31, 2027 (the “Expiration Date”). The period commencing on October 1, 2018, and ending on the Expiration Date is referred to hereinafter as the “New Term.” During the New Term, all of the existing provisions of the Lease shall continue to apply, except to the extent otherwise expressly provided in this Amendment.

2. Rent for New Term. Notwithstanding anything to the contrary in the Lease, effective as of October 1, 2018, and continuing throughout the New Term, the Base Rent for the Premises (under Section 6 of the Lease) and Tenant’s obligation to pay Tenant’s Proportionate Share of Operating Expenses for the Premises (under Sections 6.B. and 7 of the Lease, with the definition of Project being as provided in Section 4 of the First Amendment) shall be as set forth below:

a. Building 6 Premises (58,817 RSF).

i. Base Rent.
	Annual Rate
Period	per RSF	Monthly Base Rent
10/1/18 through 12/31/18	$14.00	$68,619.83***
1/1/19 through 12/31/19	$14.42	$70,678.43***
1/1/20 through 12/31/20	$14.85	$72,786.04
1/1/21 through 12/31/21	$15.30	$74,991.68
1/1/22 through 12/31/22	$15.76	$77,246.33
1/1/23 through 12/31/23	$16.23	$79,549.99
1/1/24 through 12/31/24	$16.72	$81,951.69
1/1/25 through 12/31/25	$17.22	$84,402.40
1/1/26 through 12/31/26	$17.74	$86,951.13
1/1/27 through 12/31/27	$18.27	$89,548.88

***Notwithstanding the above, provided that Tenant is not in breach of the Lease beyond any applicable notice and cure period during such period, Tenant’s Monthly Base Rent for the Building 6 Premises shall be fully abated for the months of October of 2018, and February, May and August, 2019 (collectively that “Rent Abatement Months”), for a total of four (4) months of Base Rent abatement.

ii. Operating Expenses. Tenant’s Proportionate Share of the Project as to the Building 6 Premises shall be 8.5267% throughout the New Term (based on 58,817 RSF).

b. Building 3 Premises (17,293 RSF).

i. Base Rent
	Annual Rate
Period	per RSF	Monthly Base Rent
10/1/18 through 12/31/18	$14.00	$20,175.17***
1/1/19 through 12/31/19	$14.42	$20,780.42***
1/1/20 through 12/31/20	$14.85	$21,400.09
1/1/21 through 12/31/21	$15.30	$22,048.58
1/1/22 through 12/31/22	$15.76	$22,711.47
1/1/23 through 12/31/23	$16.23	$23,388.78
1/1/24 through 12/31/24	$16.72	$24,094.91
1/1/25 through 12/31/25	$17.22	$24,815.46
1/1/26 through 12/31/26	$17.74	$25,564.82
1/1/27 through 12/31/27	$18.27	$26,328.59

***Notwithstanding the above, provided that Tenant is not in breach of the Lease beyond any applicable notice and cure period during such period, Tenant’s Monthly Base Rent for the Building 3 Premises shall be fully abated for the Rent Abatement Months (as defined in Paragraph 2.a.i. above), for a total of four (4) months of Base Rent abatement.

ii. Operating Expenses. Tenant’s Proportionate Share of Project as to the Building 3 Premises shall be 2.5069% throughout the New Term (based on 17,293 RSF).

c.	Building 9 Premises.

A. Office Space (12,746 RSF)

i. Base Rent (office space)

	Annual Rate
Period	per RSF	Monthly Base Rent
10/1/18 through 12/31/18	$14.00	$14,870.33***
1/1/19 through 12/31/19	$14.42	$15,316.44***
1/1/20 through 12/31/20	$14.85	$15,773.18
1/1/21 through 12/31/21	$15.30	$16,251.15
1/1/22 through 12/31/22	$15.76	$16,739.75
1/1/23 through 12/31/23	$16.23	$17,238.97
1/1/24 through 12/31/24	$16.72	$17,759.43
1/1/25 through 12/31/25	$17.22	$18,290.51
1/1/26 through 12/31/26	$17.74	$18,842.84
1/1/27 through 12/31/27	$18.27	$19,405.79

***Notwithstanding the above, provided that Tenant is not in breach of the Lease beyond any applicable notice and cure period during such period, Tenant’s Monthly Base Rent for the Building 9 Premises (office space) shall be fully abated for the Rent Abatement Months (as defined in Paragraph 2.a.i. above), for a total of four (4) months of Base Rent abatement.

ii.       Operating Expenses (office space). Tenant’s Proportionate Share of Project as to the Building 9 Premises office space shall be 1.8477% throughout the New Term (based on 12,746 RSF).

B. Warehouse Space (1,602 RSF)

i.	Base Rent (warehouse space)

	Annual Rate
Period	per RSF	Monthly Base Rent
10/1/18 through 9/30/19	$5.56	$742.26
10/1/19 through 9/30/20	$5.73	$764.53
10/1/20 through 9/30/21	$5.90	$787.46
10/1/21 through 9/30/22	$6.08	$811.09
10/1/22 through 9/30/23	$6.26	$835.42
10/1/23 through 9/30/24	$6.45	$860.48
10/1/24 through 9/30/25	$6.64	$886.30
10/1/25 through 9/30/26	$6.84	$912.89
10/1/26 through 9/30/27	$7.04	$940.27
10/1/27 through 12/31/27	$7.25	$968.48

ii.       Operating Expenses (warehouse space). Tenant’s Proportionate Share of Project as to the Building 9 Premises warehouse space shall be 0.2322% throughout the New Term (based on 1,602 RSF).

d. Building 8 Premises (8,488 RSF).

i.	Base Rent.

	Annual Rate
Period	per RSF	Monthly Base Rent
10/1/18 through 12/31/18	$14.00	$9,902.67***
1/1/19 through 12/31/19	$14.42	$10,199.75***
1/1/20 through 12/31/20	$14.85	$10,503.90
1/1/21 through 12/31/21	$15.30	$10,822.20
1/1/22 through 12/31/22	$15.76	$11,147.57
1/1/23 through 12/31/23	$16.23	$11,480.02
1/1/24 through 12/31/24	$16.72	$11,826.61

1/1/25 through 12/31/25	$17.22	$12,180.28
1/1/26 through 12/31/26	$17.74	$12,548.09
1/1/27 through 12/31/27	$18.27	$12,922.98

***Notwithstanding the above, provided that Tenant is not in breach of the Lease beyond any applicable notice and cure period during such period, Tenant’s Monthly Base Rent for the Building 8 Premises shall be fully abated for the Rent Abatement Months (as defined in Paragraph 2.a.i. above), for a total of four (4) months of Base Rent abatement.

ii. Operating Expenses. Tenant’s Proportionate Share of Project as to the Building 8 Premises shall be 1.2304% throughout the New Term (based on 8,488 RSF).

3. Renovation Alterations; Landlord’s Allowance. Except with regard to the disbursement of Landlord’s Allowance (as defined in Paragraph 3.b.i. below), Landlord shall have no obligation to make or pay for any improvements or renovations in or to any portion of the Premises as a result of the extension of the Lease term for the New Term and Tenant accepts the Premises in its as-is condition.

a. Renovation Alterations. The parties acknowledge that Tenant intends to make certain alterations and improvements to the Premises following the date hereof (the “Renovation Alterations”). The construction of the Renovation Alterations by Tenant shall be performed in accordance with Section 12 of the Lease (as amended) and the provisions of this Paragraph 3. The general contractor selected by Tenant to construct the Renovation Alterations, and reasonably approved by Landlord, is referred to hereinafter as “Tenant’s Contractor.” The subcontractors performing work on the Renovation Alterations shall also be subject to Landlord’s reasonable approval. The Renovation Alterations shall be performed diligently and in a first-class workmanlike manner and in accordance with plans and specifications reasonably approved by Landlord, and shall comply with all legal requirements and Landlord’s construction standards, procedures, conditions and requirements for the Building (including, without limitation, Landlord’s requirements relating to insurance). The final coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings, in form sufficient for Tenant’s Contractor to obtain subcontractors bids on the work and to obtain all applicable permits for the work, as approved in writing by Landlord and Tenant, are referred to hereinafter as the “Construction Drawings.”

b. Landlord’s Allowance; Disbursement Procedure.

i. Landlord’s Allowance. Notwithstanding anything to the contrary in Section 12 of the Lease, Landlord shall contribute toward the cost of the design, construction and installation of the Renovation Alterations (including, without limitation, Tenant’s Contractor’s fee) an amount not to exceed Thirteen and 50/100 Dollars ($ 13.50) per rentable square foot of all of the Premises except Suite 9203B in Building 9 (which, based on the 97,344 RSF, totals One Million Three Hundred Fourteen Thousand One Hundred Forty Four Dollars ($1,314,144.00) (the ”Landlord’s Allowance”). Landlord’s Allowance may be applied by Tenant to the Renovation Alterations performed in any portion of the Premises in which Tenant is performing Renovation Alterations. At Tenant’s option, a portion of Landlord’s Allowance not to exceed a total amount of Seven Hundred Seventy-Eight Thousand Seven Hundred Fifty-Two Dollars ($778,752.00) may be applied to Tenant’s rental obligations under the Lease, provided that Landlord’s Allowance may not be used for more than one (1) month of rental abatement in any calendar quarter. For avoidance of doubt, Landlord’s Allowance shall be available for disbursement to Tenant in the manner provided in this Paragraph 4.b. without regard to whether the disbursement will occur during any of the Rent Abatement Months (as defined in Paragraphs 2.a.i. above) . Notwithstanding the foregoing, no disbursements of Landlord’s Allowance shall be made (or applied to Tenant’s rental obligations) prior to October 1, 2018, or such earlier date as Tenant waives in writing Tenant’s right to terminate this Amendment pursuant to Paragraph 4.d. below. Further, notwithstanding anything to the contrary herein, any portion of Landlord’s Allowance that has not been applied to the cost of construction of the Renovation Alterations (in accordance with the disbursement provisions of Paragraph 3.b.ii. below) and/or to Tenant’s rental obligations (in the manner permitted above) on or before December 31, 2020 (the “Outside Disbursement Date ”), shall be forfeited by Tenant. For avoidance of doubt, if Tenant desired to apply unused portions of Landlord’s Allowance to rental obligations and such unused amounts were not fully applied to rental by the Outside Disbursement Date due to the limits on the amount that may be applied to rental in any calendar quarter, then such unapplied amount shall be forfeited. Notwithstanding anything to the contrary above, Tenant shall not be entitled to receive (and Landlord shall have no obligation to disburse or to apply to rental) all or any portion of Landlord’s Allowance if Tenant is in default under the Lease at the time Tenant requests such disbursement; provided, however, that if Landlord did not make a disbursement because Tenant was then in default under this Lease, Landlord shall make the disbursement at such time as the default is cured, provided that all other conditions for the disbursement hereunder have been met prior to the Outside Disbursement Date.

ii. Disbursement of Landlord’s Allowance . Landlord shall disburse Landlord’s Allowance directly to Tenant, Tenant’s Contractor and/or to the applicable subcontractors, as specified by Tenant. Landlord’s disbursements shall be on a monthly basis and shall be made within thirty (30) days after Landlord’s receipt of (A) invoices of Tenant’s Contractor to be furnished to Landlord by Tenant covering work actually performed, construction in place and materials delivered to the site (as may be applicable) describing in reasonable detail such work, construction and/or materials, (B) a certificate from Tenant’s architect certifying that the work evidenced by such invoices has been performed in accordance with the Construction Drawings, (C) conditional lien waivers executed by Tenant’s Contractor, subcontractors or suppliers, as applicable, for their portion of the work covered by the requested disbursement, and (D) unconditional lien waivers executed by Tenant’s Contractor and the persons and entities performing the work or supplying the materials covered by Landlord’s previous disbursements for the work or materials covered by such previous disbursements (all such waivers to be in the forms prescribed by the applicable governmental codes). No payment will be made for materials or supplies not located in the Premises. Landlord may withhold the amount of any and all retentions provided for in original contracts or subcontracts until expiration of the applicable lien periods or Landlord’s receipt of unconditional lien waivers and full releases upon final payment (in the form prescribed by the applicable provisions of the applicable governmental codes) from Tenant’s Contractor and all subcontractors and suppliers involved in the Renovation Alterations.

Tenant shall pay for all costs of the construction of the Renovation Alterations in excess of Landlord’s Allowance (the “Excess Cost”). Based on the estimated cost of the construction of the Renovation Alterations, as shown on the budget for the construction of the Renovation Alterations (as reasonably approved by Landlord and Tenant) (the “Estimated Costs”), the pro-rata share of the Estimated Costs payable by Landlord and Tenant shall be determined and an appropriate percentage share established for each (a “Share of Costs”). Tenant and Landlord shall fund the cost of the construction (including the applicable portion of the applicable fees) as the same is performed, in accordance with their respective Share of Costs for the construction, with such payments being made directly to Tenant’s Contractor and/or the applicable subcontractors. At such time as Landlord’s Allowance has been entirely disbursed, Tenant shall pay the remaining Excess Cost, if any, directly to Tenant’s Contractor and/or the applicable subcontractors. Tenant shall furnish to Landlord copies of receipted invoices for all payments made directly by Tenant for the costs of the Renovation Alterations and such waivers of lien rights as Landlord may reasonably require.

4.	Expansion Option; Amendment Termination Option.

a. Expansion Option; Tenant’s Expansion Exercise Notice. Subject to the terms and condition of this Paragraph 4, Tenant shall have the option (the “Expansion Option”) to lease additional space in either Building 3 or Building 9 (with the selection of either Building 3 or Building 9 to be at Landlord’s discretion) which space shall consist of between 19,000 rentable square feet of space and 27,000 rentable square feet of space (as determined by Landlord) (such expansion space, as determined by Landlord, being referred to herein as the “Expansion Space”). If Tenant desires to lease the Expansion Space, Tenant shall notify Landlord thereof in writing on or before July 15, 2018 (“Tenant’s Expansion Exercise Notice”). If Tenant fails to deliver Tenant’s Expansion Exercise Notice on or before July 15, 2018, this Paragraph 4 shall be deleted from this Amendment and Tenant shall no longer have an Expansion Option, but the Lease, as amended by this Amendment (excepting this Paragraph 4), shall otherwise remain in full force and effect.

b. Landlord’s Determination Notice. If Tenant timely delivers Tenant’s Expansion Exercise Notice, Landlord shall notify Tenant in writing (“Landlord’s Expansion Determination Notice”), on or before September 15, 2018, of one of the following (i) that the Expansion Space will be located in Building 3 and the approximate rentable square footage of the Expansion Space, or (ii) that the Expansion Space will be located in Building 9 and the approximate rentable square footage of the Expansion Space or (iii) that Landlord is unable to deliver the Expansion Space. If Landlord’s Expansion Determination Notice specified item (i) or (ii) of the immediately preceding sentence, then Paragraph 4.c. below shall apply, and, if Landlord’s Expansion Determination Notice specified item (iii) of the immediately preceding sentence, then Paragraph 4.d. below shall apply.

c. Delivery of Expansion Space. If Landlord’s Expansion Determination Notice was for item (i) or (ii) under Paragraph 4.b. above, then Landlord and Tenant shall promptly enter into an amendment to the Lease which adds the Expansion Space to the Premises on all of the terms applicable to the existing Premises, except as follows:

(i) Delivery; Term. The term of the Lease of the Expansion Space shall commence on the date the Expansion Space is delivered to Tenant in its then “as-is” condition (the

“Expansion Space Commencement Date”), which Expansion Space Commencement Date shall be a date selected by Landlord that is between April 1, 2019, and September 30, 2019.

(ii) Base Rent. The Base Rent for the Expansion Space (under Section 6 of the Lease) shall be at the same rate per rentable square foot that applies to Tenant’s then existing office space under the Lease, as the same adjusts from time to time, with such Base Rent to commence on the date that is one hundred eighty (180) days following the Expansion Space Commencement Date (the “Expansion Space Rent Commencement Date”), and, if Tenant completes its improvements to the Expansion Space prior to the Expansion Space Rent Commencement Date, Tenant may conduct business therein rent free until the Expansion Space Rent Commencement Date.

(iii) Operating Expenses. Tenant’s Proportionate Share of Operating Expenses (for purposes of Sections 6.B. and 7 of the Lease) as to the Expansion Space shall be determined by dividing the rentable square footage of the Expansion Space by the rentable square footage of the Project.

(iv) Expansion Alterations. Tenant shall construct alterations to the Expansion Space (the “Expansion Alterations”) in accordance with the provisions that are set forth in Paragraph 3.a. above with regard to Tenant’s construction of the Renovation Alterations in the existing Premises, except that Landlord’s Allowance (as defined in Paragraph 3.b.i. above) shall be inapplicable and the construction allowance for the Expansion Alterations shall instead be the Expansion Allowance and Additional Allowance provided for in item (v) below.

(v) Expansion Allowance; Additional Allowance. Landlord shall contribute toward the cost of the design, construction and installation of the Expansion Alterations (including, without limitation, Tenant’s Contractor’s fee) an amount not to exceed Fifteen Dollars ($15.00) per rentable square foot of the Expansion Space (the “Expansion Allowance”). If the cost of the Expansion Alterations exceeds the Expansion Allowance, then Landlord will, upon Tenant’s written request, contribute toward such excess sum an amount not to exceed Ten Dollars ($10.00) per rentable square foot of the Expansion Space (the “Additional Allowance”). Upon the completion of the Expansion Alterations and the determination of the actual amount (if any) of the Additional Allowance that was disbursed by Landlord pursuant to the foregoing (the “Amortization Amount”), Landlord and Tenant will enter into a further amendment to the Lease which increases the monthly Base Rent by a sum sufficient to fully amortize the Amortization Amount over the then remaining term of the Lease, which amortization shall be at an interest rate of eight percent (8%) per annum. Such amendment shall also provide that, if the Lease terminates prior to the date that the Amortization Amount plus accrued interest is fully repaid to Landlord, then, concurrently with such termination of the Lease, the then unpaid portion of the Amortization Amount, plus all accrued but unpaid interest, shall be immediately payable in full. The disbursement of the Expansion Allowance and Additional Allowance shall be in accordance with the provisions as set forth in Paragraph 3.b.i. and ii. above with regard to the disbursement of Landlord’s Allowance for the existing Premises, except that (x) no portion of the Expansion Allowance may be applied to Base Rent and (y) the Outside Disbursement Date as to the Expansion Allowance and the Additional Allowance shall be the date twelve (12) months following the Expansion Space Commencement Date.

If, for any reason, the parties fail to execute such amendment, such failure shall not modify in any way the obligations of the parties with regard to the Expansion Space, as set forth herein.

d. Tenant’s Amendment Termination Option. If Landlord’s Expansion Determination Notice was for item (iii) in Paragraph 4.b. above, or if Landlord fails to deliver an Expansion Determination Notice to Tenant on or before September 15, 2018, then Tenant shall no longer have a right to Lease the Expansion Space, and Tenant shall instead have the option to terminate this Amendment (the “Amendment Termination Option”), which Amendment Termination Option shall be exercised by Tenant, if at all, by written notice given by Tenant to Landlord not later than September 30, 2018. If Tenant timely exercises the Amendment Termination Option, the Lease shall continue in effect as if this Amendment had not been executed. If Tenant does not timely exercise the Amendment Termination Option, then all of the terms of this Amendment shall continue in full force and effect, except that the Expansion Option shall not apply.

5. Renewal Options. This Paragraph 5 replaces any and all renewal options presently provided for in the Lease.

a. Renewal Options; Conditions. Subject to the terms and condition of this Paragraph 5, Tenant shall have the right (the “Renewal Options”) to extend the term of the Lease for two (2) consecutive renewal terms of five (5) years each (each a “Renewal Term”) commencing on the expiration of the New Term, and on the expiration of the first Renewal Term, as applicable, subject to the following conditions:

i.   Tenant shall exercise a Renewal Option, if at all, by written notice to Landlord (the “Initial Renewal Notice”) given no earlier than fifteen (15) months prior to the commencement date of the subject Renewal Term and not later than twelve (12) months prior the commencement ate of the subject Renewal Term; and

ii.   Tenant shall not be in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as those terms are defined below); and

iii.   No more than 20,000 rentable square feet of the then Premises is sublet at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

iv.   The Lease has not been assigned prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

b. Terms Applicable to Premises During Renewal Term.

i.   The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Section 6 of the Lease (as amended).

ii. Tenant shall pay Additional Rent (i.e. Operating Expenses) for the Premises during the Renewal Term in accordance with Section 6 and Section 7 of the Lease (as amended), and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Operating Expenses and the base year, if any, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the Renewal Term.

c. Procedure for Determining Prevailing Market. Within thirty (30) days after receipt of Tenant’s Initial Renewal Notice for a Renewal Option, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the subject Renewal Term. Tenant, within fifteen (15) days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such fifteen (15) day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term. When Landlord and Tenant have agreed upon the Prevailing Market rate for the Premises, such agreement shall be reflected in a written agreement between Landlord and Tenant, whether in a letter or otherwise, and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. If Landlord and Tenant are unable to agree in writing upon the Prevailing Market rate for the Premises within thirty (30) days after the date Tenant provides Landlord with the Rejection Notice, the Prevailing Market rate for the Premises shall be established by appraisal in accordance with the procedure set forth in Exhibit A attached hereto and such determination shall be binding.

d. Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, term of the Lease, termination date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Binding Notice or other written agreement by Landlord and Tenant regarding the Prevailing Market rate, and Tenant shall execute and return the Renewal Amendment to Landlord within a reasonable time after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

e.  Definition of Prevailing Market. For purposes of the Renewal Options, “Prevailing Market” shall mean the arms’ length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Project and office buildings comparable to the Building in the Beaverton, Oregon/Highway 217 submarket. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The prevailing Market shall also include the then market leasing concessions, if any, such as construction allowances and free rent. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in Prevailing Market rates over the relevant time period.

6. Right of First Offer. This Paragraph 6 replaces any and all rights of first offer or other expansion rights presently provided for in the Lease.

a.   First Offer Right. Subject to the provisions of this Paragraph 6, throughout the New Term (but not during the final two (2) years of the New Term, unless the Lease term has been further extended in writing), Tenant shall have a continuing right of first offer (the “First Offer Right”) to lease space in Building 3 or Building 8 that becomes “available for lease,” as defined below (each a “First Offer Space”). The First Offer Space shall not be deemed “available for lease” if the tenant under an expiring lease of the First Offer Space desires to renew or extend its lease, whether pursuant to a renewal option or a new arrangement with Landlord, or if any tenant of the Building exercises an option or right of first offer to lease such space, which option or right of first offer existed as of the date of this Lease. Upon Landlord obtaining knowledge that a First Offer Space will be available for lease, Landlord shall send Tenant a written notice (the “First Offer Notice”) which identifies the First Offer Space (including the rentable square footage thereof), sets forth Landlord’s good faith determination of the Prevailing Market rate (as defined in Paragraph 5.e. above) for the First Offer Space and, if Prevailing Market terms include a tenant improvement allowance or other leasing concessions, Landlord’s good faith determination of such allowance and other leasing concessions.

b.   Exercise of First Offer Right. If Tenant receives a First Offer Notice for the First Offer Space and Tenant desires to lease the First Offer Space, Tenant shall so notify Landlord in writing (“Tenant’s Exercise Notice”) within seven (7) business days after Landlord’s delivery of the First Offer Notice to Tenant, which Tenant’s Exercise Notice shall advise Landlord that Tenant either (i) elects to lease the First Offer Space on the terms set forth in the First Offer Notice or (ii) elects to lease the First Offer Space, but desires to have the Prevailing Market rent and leasing concessions (if any) for the First Offer Space determined by appraisal in accordance with the procedures set forth in attached Exhibit A. If Tenant’s Exercise Notice does not specify whether Tenant has selected (i) or (ii) from the immediately preceding sentence, Tenant shall be deemed to have selected item (i). If Tenant’s Exercise Notice selected item (ii), then the parties shall comply with the appraisal procedures of Exhibit A to determine the Prevailing Market rent and the market leasing concessions (if any) for the First Offer Space (with the fifteen (15) day period referred to in the first sentence of Exhibit A being the fifteen (15) day period following the date of Tenant’s Exercise Notice) and the results of the appraisal procedure shall be binding on the parties and Tenant may not revoke its exercise of the first offer right. Tenant must lease the entire First Offer Space and may not lease only a portion thereof.

If Tenant does not deliver a Tenant’s Exercise Notice within the required seven (7) business day period, then Landlord shall have a period of six (6) months to lease the subject First Offer Space to a third party on any terms Landlord desires. If Landlord has not leased the subject First Offer Space to a third party within the aforementioned six (6) month period, then Landlord must again comply with the notice provisions of Paragraph 6.a. above prior to leasing the First Offer Space to a third party. If Tenant does not exercise its right of first offer and Landlord enters into a lease of the First Offer Space with a third party, Tenant’s right of first offer shall again apply to the subject First Offer Space if such space becomes “available for lease” at a later date while the First Offer Right is in effect.

c. Terms and Conditions. If Tenant timely exercises its right to lease the First Offer Space, Landlord and Tenant shall promptly enter into an amendment of the Lease adding the First Offer Space to the Premises on all the terms and conditions set forth in this Lease as to the Premises then demised hereunder, except that (i) the First Offer Space shall be delivered to Tenant in its then “as-is” condition, subject to Tenant receiving any tenant improvement allowance that is included in the First Offer Notice or established by the appraisal procedure (if applicable), (ii) the term of the lease to Tenant of the First Offer Space shall commence upon the date the First Offer Space is delivered to Tenant and shall expire concurrently with the expiration of the Lease as to the original Premises, (iii) the Base Rent payable by Tenant for the First Offer Space shall be the then-Prevailing Market rent as set forth in the First Offer Notice or established by the appraisal procedure (if applicable), and (iv) Tenant’s Share for the First Offer Space shall be calculated by dividing the rentable square footage of the First Offer Space by the rentable square footage of the Project. For purposes of this Paragraph 6.c., the term “Prevailing Market” shall have the meaning set forth in Paragraph 5.e. above with references therein to the “Premises” being deemed to refer to the First Offer Space and disregarding any provisions which by their nature pertain only to the renewal term.

If Tenant exercises the First Offer Right as to a First Offer Space, Landlord does not guarantee that the First Offer Space will be available on the stated availability date for the lease thereof, if the then existing occupants of the First Offer Space shall hold-over, or for any other reason beyond Landlord’s reasonable control, but Landlord shall deliver the First Offer Space to Tenant as soon as commercially reasonably possible after the stated availability date.

d. Delay in Determination of Base Rent. If the Prevailing Market rent is not established prior to the commencement of the Lease term as to a First Offer Space, then Tenant shall pay for the First Offer Space Base Rent under Section 6 of the Lease at the same rate per rentable square foot that Tenant then pays for the original Premises and, after the Prevailing Market rent has been determined, Tenant shall pay any deficiency in the amount paid by Tenant during such period, within thirty (30) days following the date Tenant receives from Landlord a written invoice for the amount of such deficiency, or, if Tenant paid excess rent during such period, Landlord shall credit such excess to the rent next due under the Lease.

e. Limitation on Tenant’s Right of First Offer. Notwithstanding the foregoing, if (i) on the date of delivery of Tenant’s Exercise Notice, or the date immediately preceding the date the Lease term for a First Offer Space is to commence, there exists an uncured event of default or there is a breach of this Lease by Tenant for which Tenant has received written notice from Landlord that subsequently matures into an event of default due to Tenant’s failure to cure such breach within the applicable cure period, (ii) on the date immediately preceding the date the Lease term for the First Offer Space is to commence the Tenant originally named herein (a) is not in occupancy of the entire Premises then leased hereunder or (b) does not intend to occupy the entire Premises, together with the entire First Offer Space, then, at Landlord’s option, the exercise of the right of first offer for the subject First Offer Space shall be null and void.

7. Exterior Building Signage for Buildings 3 and 8. The existing provisions of the Lease regarding exterior signage on Building 6 shall remain in full force and effect. Tenant’s right to exterior signage on Buildings 3 and 8 shall be governed by the provisions of this Paragraph 7.

Tenant shall have the right to install one (1) exterior sign on each of Building 3, Building 6 and Building 8 (for a total of three (3) signs). Prior to installing an exterior sign pursuant to the foregoing, Tenant shall submit to Landlord reasonably detailed drawings of the proposed sign, including without limitation, the size, material, shape and lettering for review and approval by Landlord. The signs shall conform to the standards of design and motif established by Landlord for the exterior of the Project. The location of the signs shall be at Landlord’s reasonable discretion. Tenant shall reimburse Landlord for any costs associated with Landlord’s review and supervision, including, but not limited to, engineers and other professional consultants. Tenant will be responsible for the repair of any damage that the installation of the signs may cause to the subject Building or the Project. Tenant agrees upon the expiration date or sooner termination of the Lease as to the subject Building, upon Landlord’s request, to remove the sign on such Building and to repair and restore any damage to the subject Building and the Project at Tenant’s expense. In addition, Landlord shall have the right to remove the exterior signs at Tenant’s sole cost and expense, if, at any time during the Term: (1) Tenant assigns its interest in the Lease, (2) Tenant ceases to occupy the portion of the Premises that are located in the subject Building (in which event Landlord may remove only the exterior sign that is on that particular Building), or (3) Tenant defaults under any term or condition of the Lease and fails to cure such default within any applicable grace period.

8. Parking .. Effective as of the date hereof, the existing provisions of the Lease with regard to parking at the Project shall be deleted in their entirety and Tenant’s rights to use parking spaces at the Project shall be governed solely by this Paragraph 8.

a. Parking Spaces. During the New Term (and any subsequent extension of the Lease term) Tenant shall have the right to license from Landlord, and Landlord agrees to license to Tenant, at no additional cost, for each of the Buildings, four (4) unassigned, first come-first served, parking spaces (“Spaces”) for each 1,000 rentable square feet of space leased by Tenant in the subject Building. The Spaces shall be located on the surface parking lot serving the subject Building (each such surface parking lot being referred to herein as the “Parking Facility”) and shall be only for the use of Tenant and its employees and guests. No deductions or allowances shall be made for days when Tenant or any of its employees does not utilize the Parking Facility or for Tenant utilizing less than all of the Spaces. Tenant shall not have the right to license or otherwise use more than the number of Spaces set forth above.

b. During the New Term (and any subsequent extension of the Lease term) Tenant shall retain the license to use those reserved Spaces in the parking Facilities that are held by Tenant as of the date of this Amendment, which reserved Spaces shall be deducted from the unassigned Spaces allocated to Tenant under Paragraph 8.a. above.

c. Landlord (and its affiliate) shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Parking Facility regardless of whether such loss or theft occurs when the Parking Facility or any areas therein are locked or otherwise secured. Except as caused by the gross negligence or willful misconduct of Landlord (or its affiliate) and without limiting the terms of the preceding sentence, Landlord (and its affiliate) shall not be liable for any loss, injury or damage to persons using the Parking Facility or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Spaces shall be at the sole risk of Tenant and its employees.

d. Landlord (or its affiliate) shall have the right from time to time to designate the location of the Spaces and to promulgate reasonable rules and regulations regarding the Parking Facility, if any, the Spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations as well as all reasonable additions and amendments thereto.

e. Tenant shall not store or permit its employees to store any automobiles in the Parking Facility without the prior written consent of Landlord (or its affiliate). Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Facility or on the Project. If it is necessary for Tenant or its employees to leave an automobile in the Parking Facility overnight, Tenant shall provide Landlord (or its affiliate) with prior notice thereof designating the license plate number and model of such automobile.

f. Landlord (or its affiliate) shall have the right to temporarily close the Parking Facility or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Parking Facility or any portion thereof.

g. Tenant shall not assign or sublicense any of the Spaces without the prior written consent of Landlord (or its affiliate); provided, however, that the Spaces may be assigned or proportionately sublicensed in connection with the assignment of the Lease or a subletting of a portion of the Premises that is in compliance with the provisions of the Lease regarding assignment and subletting. Landlord (or its affiliate) shall have the right to terminate the parking agreement set forth in this Paragraph 8 with respect to any Spaces that Tenant desires to sublet or assign, except to the extent permitted under the immediately preceding sentence.

h. Landlord (or its affiliate) may elect to provide parking cards or keys to control access to the Parking Facility. In such event, Tenant shall be provided with one card or key for each Space that Tenant is leasing hereunder, provided that Landlord (or its affiliate) shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys.

i. Landlord hereby reserves the right to enter into (or cause its affiliate to enter into) a management agreement or lease with an entity for all or any portion of the Parking Facility (a “Parking Facility Operator”). In such event, Tenant, upon request of Landlord, shall enter into a parking agreement with such Parking Facility Operator, provided that such agreement is on reasonable terms, does not conflict with the terms of the Lease, as amended from time to time, and that such agreement does not impose any additional cost or liability on Tenant. Any such parking lease or agreement entered into between Tenant and any Parking Facility Operator shall be freely assignable by such Parking Facility Operator or any successors thereto.

9. Surrender of Premises; Alterations. Notwithstanding anything to the contrary in Section 12 of the Lease (entitled “Alterations”), Section 36 of the Lease (entitled “Surrender of Premises,” as amended by Section 20 of the First Amendment) or any other provision of the Lease, all of the alterations and improvements that exist in the Premises as of September 30, 2018 (including, without limitation, any alterations and improvements installed by any prior tenant of any portion of the Premises) may, at Tenant’s option, remain in place at the expiration of the New Term (or any extended expiration date of the Lease). However, if the Lease is terminated prior to the scheduled expiration of the New Term as a result of an event of default by Tenant, the above modifications shall be inapplicable and the provisions of the Lease in effect immediately prior to the execution of this Amendment shall continue to apply with regard to Tenant’s removal obligations as to those alterations and improvements that exist in the Premises as of the date of this Amendment.

Further, notwithstanding anything to the contrary in Section 12 of the Lease (entitled “Alterations”) or in Section 36 of the Lease (entitled “Surrender of Premises,” as amended by Section 20 of the First Amendment), as to the Renovation Alterations being constructed by Tenant pursuant to Paragraph 3 above, and any subsequent alterations performed in the Premises by Tenant (including, without limitation, in the Expansion Space or any First Offer Space, if applicable), Tenant shall only be required, at the expiration or earlier termination of the Lease, to remove those portions of the Renovation Alterations or subsequent alterations (and perform the restoration work required by such removal) that Landlord notified Tenant in writing, at the time Landlord approved the plans for the subject work, would be required to be removed at the expiration or earlier termination of the Lease.

For avoidance of doubt, the foregoing provisions are applicable to alterations and improvements in the Premises, but are inapplicable to Tenant’s personal property (which includes, without limitation, any and all liquid nitrogen tanks, supplemental HVAC equipment, rooftop equipment and other equipment) all of which must be removed by Tenant from the Premises at the expiration or earlier termination of the Lease. For avoidance of doubt, at the expiration or earlier termination of the Lease, the clean room may be left in its condition as-is condition as of the date of this Amendment and Tenant shall not be required to remove from the clean room the safety showers, plumbing and electrical installations or change rooms, or supplemental HVAC equipment located therein (if any).

10. Subordination. Notwithstanding anything to the contrary in Section 16 of the Lease, Landlord shall use commercially reasonable efforts to obtain from the holder of any existing mortgage or deed of trust which exists upon any portion of the Premises as of the date of this Amendment (“Current Lender”), not later than sixty (60) days following the execution and delivery of this Amendment by the parties, a non-disturbance agreement providing that if Tenant is not in default under the Lease (as amended by this Amendment) beyond any applicable grace period, Current Lender will recognize this Lease and Tenant’s rights hereunder and will not disturb Tenant’s possession or rights hereunder, and if this Lease is by operation of law terminated in a foreclosure, that a new lease will be entered into on the same terms as this Lease for the remaining term hereof, and including such further matters and conditions to the foregoing as may be customarily and commercially reasonably required by Current Lender. Any and all charges imposed by Current Lender due to Tenant requesting revisions to Current Lender’s form agreement shall be borne by Tenant. The failure of Current Lender to execute and deliver to Tenant the aforementioned non-disturbance agreement shall not constitute a breach of the Lease by Landlord or entitle Tenant to terminate this Amendment, it being acknowledged that Landlord’s sole obligation is to use commercially reasonable efforts to obtain the non-disturbance agreement from Current Lender.

11. Holdover. Effective as of the date hereof, the second sentence of Section 25 of the Lease is modified to provide that the holdover rate for Base Rent is one hundred fifty percent (150%) of the Base Rent rate that was in effect as of the expiration or earlier termination of the Lease.

12. Security Deposit. In accordance with Section 19 of the Lease, Landlord presently holds a cash Security Deposit in the amount of Seventy Thousand Five Hundred Eighty Dollars ($70,580.00). The Security Deposit shall remain in effect throughout the New Term, subject to the terms of Paragraph 19 of the Lease.

13. Compliance with Law.

a. Landlord’s Representation. Landlord represents and warrants to Tenant that, to the best of Landlord’s knowledge (which, for purposes hereof, shall be limited to the actual knowledge, without inquiry, of the Building manager for the Building as of the date of this Amendment), Landlord has not received any written notice from any governmental body that the common areas of the Project are in violation of any applicable legal requirements with which the common areas must comply in order for Tenant to legally occupy the Premises and to legally use the common areas that are within Tenant’s expected path of travel.

b. Hazardous Materials. Without limitation of any other provision of the Lease, the provisions of Section 4.D. of the Lease (entitled “Hazardous Materials”), as amended by Section 11 of the First Amendment and Section 14 of the Second Amendment, shall continue to apply throughout the New Term and any further extension of the Lease term.

14. Continuing Guaranty of Lease. Tenant’s obligations under the Lease (as amended hereby) are guaranteed by Form Factor, Inc., a Delaware corporation (“Guarantor”) pursuant to a continuing guaranty of lease executed by Guarantor in favor of Landlord in the form of attached Exhibit B (the “Guaranty”) and dated concurrently herewith. Tenant has advised Landlord that, in the future, Tenant may assign the Lease to Guarantor. In such event, the Guaranty shall be terminated as to obligations arising under the Lease from and after such assignment.

15. Separation of Buildings. In the event Landlord desires to separate the leasehold interests under the Lease so that a separate lease is created for each of, or some of, the Buildings in which the Premises are located, Landlord may so separate the leasehold interests by creating a separate lease for the subject Buildings, provided that such separation of the leasehold interest does not diminish in any manner Tenant’s rights under this Lease or increase Tenant obligations under the Lease (other than minor increases in Tenant’s administrative obligations, such as delivering notices, or paying rent, to more than one landlord entity). If Landlord elects to so separate the leasehold interests so that separate leases covers each of (or some of the Buildings), as provided in this Paragraph 15, Tenant shall, at Landlord’s sole but reasonable cost and expense, execute the documentation reasonably required to cause such separation of the leasehold interests so that the Premises are properly covered by the relevant Building(s), subject to the requirements of the immediately preceding sentence regarding the protection of Tenant’s rights and interests.

16. Real Estate Brokers. Tenant represents and warrants that it has negotiated this Amendment directly with Shorenstein Realty Services, LP, representing Landlord, and Newmark Knight Frank and Colliers, representing Tenant (the “Brokers”) and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Tenant in connection with this Amendment. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any real estate broker or salesman other than the Brokers for a commission, finder’s fee or other compensation as a result of the inaccuracy of Tenant’s foregoing representation. Pursuant to separate written agreements, Landlord shall pay the commission due to Brokers on account of this Amendment and Tenant shall have no responsibility therefor.

The parties acknowledge that no commissions are due to either of the Brokers on account of this Amendment unless and until Tenant’s right to terminate this Amendment pursuant to Paragraph 4.d. above is no longer of any force or effect, either due to (x) the Amendment Termination Option not being triggered under Paragraph 4.d. above, or (y) if the Amendment Termination Option is triggered under Paragraph 4.d. above, Tenant’s failure to exercise the Amendment Termination Option on or before August 31, 2018, or Tenant’s earlier delivery to Landlord of Tenant’s written waiver of Tenant’s right to exercise the Amendment Termination Option.

17. Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant and each person executing this Amendment on behalf of Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state of Oregon, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

18. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to extend the lease or to amend the Lease, or a reservation of or option to extend the lease or to amend the Lease, and is not effective as a lease amendment or otherwise until execution and delivery by both Landlord and Tenant.

19. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

20. Counterparts. This Amendment may be executed in counterparts, which together shall constitute one agreement.

(continued on next page)

IN WITNESS WHEREOF, the parties have executed this document as of the date and year first above written.

Landlord: Tenant:

NIMBUS CENTER LLC,	FORMFACTOR BEAVERTON, INC.,
a Delaware limited liability company	an Oregon corporation

By:	/s/ Jed Brush	By:	/s/ Shai Shahar
Name:	Jed Brush	Name:	Shai Shahar
Title:	Vice President	Title:	CFO

EXHIBITS

Exhibit A – Appraisal Procedure

Exhibit B – Form of Continuing Guaranty of Lease

EXHIBIT A

Appraisal Procedure

Within fifteen (15) days after the expiration of the thirty (30)-day period referenced in the last sentence of Paragraph 6.c. in the Amendment above for the mutual agreement of Landlord and Tenant as to the Prevailing Market rent, each party hereto, at its cost, shall engage a real estate broker to act on its behalf in determining the Prevailing Market rent. The brokers each shall have at least ten (10) years’ experience with leases in first-class office buildings in the Beaverton, Oregon/Highway 217 submarket and shall submit to Landlord and Tenant in advance for Landlord’s and Tenant’s reasonable approval the appraisal methods to be used. If a party does not appoint a broker within said fifteen (15)-day period but a broker is appointed by the other respective party, the single broker appointed shall be the sole broker and shall set the Prevailing Market rent. If the two brokers are appointed by the parties as stated in this paragraph, such brokers shall meet promptly and attempt to set the Prevailing Market rent. If such brokers are unable to agree within thirty (30) days after appointment of the second broker, the brokers shall elect a third broker meeting the qualifications stated in this paragraph within ten (10) days after the last date the two brokers are given to set the Prevailing Market rent. Each of the parties hereto shall bear one-half (1/2) the cost of appointing the third broker and of the third broker’s fee. The third broker shall be a person who has not previously acted in any capacity for either party.

The third broker shall conduct his own investigation of the Prevailing Market rent, and shall be instructed not to advise either party of his determination of the Prevailing Market rent except as follows: When the third broker has made his determination, he shall so advise Landlord and Tenant and shall establish a date, at least five (5) days after the giving of notice by the third broker to Landlord and Tenant, on which he shall disclose his determination of the Prevailing Market rent. Such meeting shall take place in the third broker’s office unless otherwise agreed by the parties. After having initialed a paper on which his determination of Prevailing Market rent is set forth, the third broker shall place his determination of the Prevailing Market rent in a sealed envelope. Landlord’s broker and Tenant’s broker shall each set forth their determination of Prevailing Market rent on a paper, initial the same and place them in sealed envelopes. Each of the three envelopes shall be marked with the name of the party whose determination is inside the envelope.

In the presence of the third broker, the determination of the Prevailing Market rent by Landlord’s broker and Tenant’s broker shall be opened and examined. If the higher of the two determinations is 105% or less of the amount set forth in the lower determination, the average of the two determinations shall be the Prevailing Market rent, the envelope containing the determination of the Prevailing Market rent by the third broker shall be destroyed and the third broker shall be instructed not to disclose his determination. If either party’s envelope is blank, or does not set forth a determination of Prevailing Market rent, the determination of the other party shall prevail and be treated as the Prevailing Market rent. If the higher of the two determinations is more than 105% of the amount of the lower determination, the envelope containing the third broker’s determination shall be opened. If the value determined by the third broker is the average of the values proposed by Landlord’s broker and Tenant’s broker, the third broker’s determination of Prevailing Market rent shall be the Prevailing Market rent. If such is not the case, Prevailing Market rent shall be the rent proposed by either Landlord’s broker or Tenant’s broker which is closest to the determination of Prevailing Market rent by the third broker.

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EXHIBIT B

Form of Continuing Guaranty of Lease

(see attached document)

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GUARANTY OF LEASE

THIS GUARANTY OF LEASE is executed by FORMFACTOR, INC., a Delaware corporation (“Guarantor”), in favor of NIMBUS CENTER LLC, a Delaware limited liability company (“Landlord”).

RECITALS

A. FORMFACTOR BEAVERTON, INC., an Oregon corporation (formerly known as Cascade Microtech) (“Tenant”, which terms shall include its successors and assigns), as tenant, and Landlord, as landlord, are parties to that certain lease dated as of April 2, 1999, as amended by a First Amendment dated as of January 10, 2007, Second Amendment to Lease dated as of February 25, 2013, Third Amendment to Lease dated as of January 23, 2014, Fourth Amendment to Lease dated as of March 31, 2014, Fifth Amendment to Lease dated as of September 24, 2014, Sixth Amendment to Lease dated as of July 8, 2015, and Seventh Amendment to Lease dated concurrently herewith. The aforementioned lease, as so amended, and as may be amended or otherwise modified from time to time, is referred to hereinafter as the “Lease.” As of the date hereof, the Lease covers premises totaling approximately 98,946 rentable square feet of space (the “Premises”) and located in the four (4) buildings having the addresses, respectively, of 9100, 9500, 9203 and 9000 SW Gemini in Beavertown, Oregon. The Premises are located in the office project commonly known as Nimbus Center.

B. As a condition to the execution of the Seventh Amendment to Lease referenced above, Landlord is requiring Guarantor to guarantee Tenant’s obligations under the Lease. Guarantor will derive substantial benefit from the Lease by virtue of Guarantor’s relationship with Tenant.

NOW, THEREFORE, as a material inducement to Landlord’s agreement to enter into the Lease, Guarantor agrees as follows:

1. Guaranty. Guarantor hereby irrevocably and unconditionally guarantees to Landlord the prompt, full and complete performance of all of the obligations of Tenant under the Lease as and when due, including, without limitation, any obligations existing under the Lease as of the date of this Guaranty. If Tenant at any time fails to make any payment under the Lease when due or fails to perform or comply with any covenant, condition or term of the Lease, Guarantor will, upon written notice from Landlord and without further demand, pay, perform or comply with the same in the same manner and to the same extent as is required of Tenant.

2.  Covenants and Acknowledgments.

(a) Guarantor agrees that, regardless of whether Landlord gives notice thereof or obtains the consent of Guarantor thereto, Guarantor’s liability hereunder shall not be released, extinguished or otherwise reduced in any way by reason of:

(i) Any amendment, modification, renewal, extension, substitution or replacement of the Lease or any of the guaranteed obligations, in whole or in part;

(ii) Any acceptance, enforcement or release by Landlord of any security for the Lease or any of the guaranteed obligations, any addition, substitution or release of any guarantor, or any enforcement, waiver, surrender, impairment, release, compromise or settlement of any matter with respect to the Lease or any of the guaranteed obligations or any security therefor;

(iii) Any assignment of this Guaranty in whole or in part by Landlord, or any assignment or transfer of the Lease by Landlord or Tenant, or any sublease by Tenant of the Premises;

(iv) The invalidity or unenforceability of any provision of the Lease or any of the guaranteed obligations (unless such invalid or unenforceable Lease provision or guaranteed obligation

(A) is the specific Lease provision or guaranteed obligation as to which Landlord is seeking Guarantor’s performance, and (B) is invalid or unenforceable generally, rather than invalid or unenforceable specifically against Tenant only); or

(v) Any failure, omission or delay of Landlord in enforcing the Lease, any of the guaranteed obligations, or this Guaranty, any refund of payments received by Landlord with respect to any of the guaranteed obligations, or any other action which Landlord may take or omit to take in connection with the Lease, any of the guaranteed obligations, or this Guaranty, unless the subject acts or omissions by Landlord modified Tenant’s obligations under the Lease, in which event Guarantor’s obligations hereunder shall be concurrently modified.

(b) Landlord has no duty to disclose to Guarantor any information it receives regarding the financial status of Tenant, whether or not such information indicates that the risk of Guarantor under this Guaranty has been or may be increased. Guarantor assumes full responsibility for being and keeping

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informed of Tenant’s financial condition, Tenant’s performance under the Lease, and Tenant’s use and operation of the Premises.

(c) Guarantor hereby subordinates all its claims for payment or liens securing indebtedness of Tenant to Guarantor, if any, to Landlord’s right to receive payment from Tenant of all sums due under the Lease.

(d) The obligations of Guarantor under this Guaranty are primary and are independent of the obligations of Tenant, and Landlord may directly enforce its rights under this Guaranty without proceeding against or joining Tenant or any other person or entity, or applying or enforcing any security for the Lease.

(e) Guarantor’s obligations hereunder shall not be affected by any bankruptcy, insolvency, or reorganization of Tenant, by any disaffirmance or abandonment by a trustee of Tenant, or any termination, rejection, modification of the Lease or any of the guaranteed obligations in connection with the bankruptcy, insolvency or reorganization of Tenant. If any payments made to Landlord by Tenant or any other guarantor of the Lease are deemed to be a fraudulent, preferential or voidable transfer, then Guarantor’s liability hereunder shall automatically be revived, reinstated and restored as to the amount of any such transfer plus all costs and expenses (including court costs and attorneys’ fees) of Landlord related thereto.

(f) For avoidance of doubt, Guarantor’s obligations hereunder shall not exceed Tenant’s obligations under the Lease, except to the extent Tenant’s obligations under the Lease are limited due to a legal disability particular to Tenant (including, without limitation, insolvency or bankruptcy of Tenant). Further, notwithstanding anything to the contrary in this Guaranty, Landlord shall not demand payment or compliance by Guarantor hereunder until Landlord has demanded such payment or compliance in writing directly to Tenant, which written demand may be satisfied by Landlord delivering written notice to Tenant under the notice provisions of the Lease to the last notice address provided by Tenant to Landlord under the notice provisions of the Lease. Landlord shall not be required to deliver repeated notices to Tenant for any particular breach of the Lease by Tenant in order for Landlord to make a demand against Guarantor hereunder and shall have satisfied the foregoing notice requirement after delivering the first written notice to Tenant advising Tenant of the particular breach at issue.

3. Waivers. Guarantor waives (a) any right to the benefit of, or to direct the application of, any security held by Landlord, (b) any right to require Landlord to proceed against Tenant or any other person or entity for enforcement of the Lease or the guaranteed obligations, (c) any defense arising out of any amendment of the Lease or the guaranteed obligations (except that Guarantor’s obligations under this Guaranty shall be limited to the terms of the Lease and the guaranteed obligations, as so amended), (d) any right of subrogation to any rights of Landlord, and any right of reimbursement, indemnity or contribution against any person or entity with direct or contingent liability for any of the guaranteed obligations, (e) any defense to Landlord’s recovery of any deficiency after Landlord has exercised any right or remedy, even if such exercise results in any impairment of Guarantor’s rights of reimbursement or subrogation or any other rights of Guarantor against Tenant, (f) any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or other right or remedy of Guarantor against Tenant or any security held by Landlord, (g) any defense arising by reason of any legal disability or other defense of Tenant to the enforcement of this Guaranty, or the cessation or reduction of the liability of Tenant from any cause whatsoever other than full payment, performance and discharge of the obligations under the Lease, except that the waiver in this item (g) shall be inapplicable with regard to an invalid or unenforceable provision of the Lease that (A) is the specific provision or guaranteed obligation as to which Landlord is seeking Guarantor’s performance, and (B) is invalid or unenforceable generally, rather than invalid or unenforceable specifically against Tenant due to a legal disability particular to Tenant (including, without limitation, insolvency or bankruptcy of Tenant), (h) notice of acceptance of this Guaranty, (i) notice of Tenant’s default in the payment or performance of any of the guaranteed obligations, and (j) presentment, demand, protest and notice of any other kind.

4 .. Miscellaneous.

(a) This Guaranty shall inure to the benefit of any person or entity who at any time may be entitled to the benefits of, or obligated to perform the duties of, Landlord under the Lease, and shall be binding upon the, heirs, administrators, successors and permitted assigns of Guarantor.

(b) Guarantor may not assign its obligations under this Guaranty to any other person or entity without the written consent of Landlord, which Landlord may withhold in its sole and absolute discretion.

(c) If legal action is brought hereunder, the losing party shall pay on demand to the prevailing party all costs and expenses, including court costs and attorneys’ fees, incurred or paid by the

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prevailing party in such action, together with interest on all such amounts at the maximum interest rate allowed by law.

(d) This Guaranty may not be changed orally, and no obligation of Guarantor can be released or waived except by a writing signed by Landlord.

(e) No failure by Landlord to declare a default under this Guaranty upon its occurrence, nor any delay by Landlord in taking action for a default under this Guaranty, shall constitute a waiver of the default or Landlord’s rights and remedies in connection therewith, nor shall it constitute an estoppel.

(f) If any term or provision of this Guaranty is ever determined to be illegal or unenforceable, all other terms and provisions of this Guaranty shall remain effective and enforceable to the fullest extent permitted by law.

(g) This Guaranty and the rights and obligations of Guarantor and Landlord under this Guaranty shall be governed by and construed in accordance with the laws of the State of Oregon, and the venue of any action or proceeding under this Guaranty shall be the City of Portland and County of Multnomah, Oregon. Guarantor hereby submits to personal jurisdiction in the State of Oregon for the enforcement of this Guaranty, waives any and all personal rights under the laws of the State of Oregon to object to jurisdiction within that state for the purposes of any action or proceeding to enforce this Guaranty, and agrees that service of process may be made, and personal jurisdiction over Guarantor obtained, by service of process upon Guarantor at the address set forth below or by any other means of obtaining personal jurisdiction and perfecting service of process as now or hereafter provided by the laws of the State of Oregon.

(h) IF ANY ACTION OR PROCEEDING BETWEEN LANDLORD AND GUARANTOR TO ENFORCE THE PROVISIONS OF THIS GUARANTY PROCEEDS TO TRIAL, LANDLORD AND GUARANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL. Landlord and Guarantor agree that this paragraph constitutes a written consent to waiver of trial by jury, and Guarantor does hereby authorize and empower Landlord to file this paragraph and or Guaranty, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

(i) Any notices to be sent by either party hereto to the other party shall be in writing and delivered personally, sent by reputable overnight or same-day courier, or sent by United States certified or registered mail, postage prepaid, and addressed, if the notice is from Guarantor to Landlord, to Landlord in care of Shorenstein Company LLC, 235 Montgomery Street, 16th Floor, Attn: Corporate Secretary, San Francisco, CA 94104, and if the notice is from Landlord to Guarantor, to Guarantor at the address set forth below Guarantor’s signature at the end of this Guaranty. Either party may change the address to which notice to such party shall be sent hereunder by providing the other party with notice of such address in accordance with the provisions of this paragraph.

IN WITNESS WHEREOF, this Guaranty is dated and has been executed by Guarantor effective as of June 5, 2018.

Guarantor:	Address:

FORM FACTOR, INC.,	4005 Southfront Road
a Delaware corporation	Livermore, CA 94551

By	EXHIBIT ONLY – DO NOT SIGN

Name	_______________________

Title	________________________

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